Exhibit 99.1



FOR IMMEDIATE RELEASE                                  Contact:  Lynda L. Glass
                                                                 (717)338-2257


                                ACNB CORPORATION
                         REPORTS THIRD QUARTER EARNINGS

GETTYSBURG, Pa., November 12---ACNB Corporation reported net income of $6,378,000 for the first three quarters of 2004, compared to $7,503,000 over the same period of 2003. Net income on a per share basis amounted to $1.17 for the first nine months of 2004 and was $1.38 a year ago. Dividends paid to shareholders for the first three quarters of 2004 totaled $3,424,000, or $.63 per share.

     Total assets of ACNB Corporation on September 30, 2004, were $945 million-up 9% in comparison to September 30, 2003. Deposits increased by 4% over a year ago to $655 million. Total loans rose by 7% to $430 million, as compared to September 30, 2003. Equity capital at September 30, 2004, was $73.6 million, an increase of 5% from September 30, 2003.

     ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for Adams County National Bank. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of fifteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three retail banking offices in the Newville, Cumberland County, PA, area.
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ACNB #2004-19
November 12, 2004